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                                                                     EXHIBIT 4.1


                        MARINE DRILLING COMPANIES, INC.
                       1995 NON-EMPLOYEE DIRECTORS' PLAN


                            I.   PURPOSE OF THE PLAN

         The MARINE DRILLING COMPANIES, INC. NON-EMPLOYEE DIRECTORS' PLAN (the "Plan") is intended to promote the interests of Marine Drilling Companies, Inc., a Texas corporation (the "Company"), and its shareholders by helping to award and retain highly-qualified independent directors, and allowing them to develop a sense of proprietorship and personal involvement in the development and financial success of the Company. Accordingly, the Company wishes to grant to directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") certain options (each, an "Option") to purchase shares of the common stock, par value $.01 per share, of the Company ("Stock"), and further to provide for the grant to Non-Employee Directors of certain shares of Stock (a "Stock Award"), in each case on the terms and conditions hereinafter set forth. Options granted under the Plan shall be options that do not constitute incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

                             II.  OPTION AGREEMENTS

         Each Option shall be evidenced by a written agreement in the form attached to the Plan.

                    III.  GRANTS OF OPTIONS AND STOCK AWARDS

         Options and Stock Awards may be granted only to individuals who are Non-Employee Directors of the Company. Subject to approval of the Plan by the Company's shareholders as provided in Paragraph VI, each Non-Employee Director who serves in such capacity on the date on which the Plan is adopted by the
Board of Directors shall receive, as of such date and without the exercise of the discretion of any person or persons, an Option exercisable for 10,000 shares of Stock. Each Non-Employee Director who is elected or appointed to the Board of Directors of the Company (the "Board") for the first time after the effective date of the Plan shall receive, as of the date of his or her election or appointment and without the exercise of the discretion of any person or persons, an Option exercisable for 10,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph VII with respect to shares of Stock subject to Options then outstanding). Commencing with the Company's annual meeting of shareholders in 1996, as of the date of the annual meeting of the shareholders of the Company in each year that the Plan is in effect as provided in Paragraph VI hereof, each Non-Employee Director who is in office immediately after such meeting and who is not then entitled to receive an Option pursuant to the preceding provisions of this Paragraph III shall receive, without the exercise of the discretion of any person or persons, an Option exercisable for 2,500 shares of Stock (subject to adjustment in the same manner as provided in Paragraph VII with respect to shares of Stock subject to Options then outstanding).
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         As of the date of the annual meeting of the shareholders of the Company in each year that the Plan is in effect as provided in Paragraph VI hereof, each Non-Employee Director who is in office immediately after such meeting shall receive, without the exercise of the discretion of any person or persons, a Stock Award of the number of shares of Stock having an aggregate fair market value (determined in accordance with Paragraph V) of $6,000 (rounded up to the nearest whole share). As of the date of the six month anniversary of each such annual meeting of the shareholders of the Company if the Plan is then in effect as provided in Paragraph VI hereof, each Non-Employee Director who is then in office shall receive, without the exercise of the discretion of any person or persons, a Stock Award of the number of shares of Stock having an aggregate fair market value (determined in accordance with Paragraph V) of $6,000 (rounded up to the nearest whole share).

         If, as of any date that the Plan is in effect, there are not sufficient shares of Stock available under the Plan to allow for the grant to each Non-Employee Director of an Option or Stock Award for the number of shares provided herein, the Plan shall terminate as provided in Paragraph VI hereof.

         The exercise price for each share of Stock subject to an Option shall be equal to the fair market value (determined in accordance with Paragraph V) of the Stock on the date the Option is granted. All Options granted under the Plan shall be subject to adjustment as provided in Paragraph VII hereof.

                        IV.  SHARES SUBJECT TO THE PLAN

         The aggregate number of shares which may be issued as Stock Awards or pursuant to Options granted under the Plan shall not exceed 350,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option or Stock Award granted under the Plan. The aggregate number of shares of Stock which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VII hereof with respect to shares of Stock subject to Options then outstanding.

                     V.  DETERMINATION OF FAIR MARKET VALUE

         For all purposes under the Plan, the fair market value of a share of Stock on any date shall mean the final closing sales price per share of Stock on such date, or, if no prices are reported on such date, on the last preceding date on which prices are so reported. The closing sales price for each such trading day shall be the last sales price, regular way, or in the case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on





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which the Stock is listed or admitted to trading or, if the Stock is not listed or admitted to trading on a national securities exchange, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. automated quotations system. If the Stock is not publicly held or so listed or publicly traded, fair market value shall be the fair market value per share as determined in good faith by the Board.

                               VI.  TERM OF PLAN

         The Plan shall be effective on the date the Plan is approved by the shareholders of the Company, notwithstanding any grants of Options that may be made prior to and subject to such approval. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph VIII, the Plan shall terminate upon and no further Options or Stock Awards shall be granted as of the date that the remaining number of shares of Stock which may be issued under the Plan pursuant to Paragraph IV is not sufficient to cover the Options or Stock Awards required to be granted under Paragraph III.

                    VII.  RECAPITALIZATION OR REORGANIZATION

         (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

         (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

         (c) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option theretofore granted the optionee shall be entitled to purchase under such Option, in lieu of the number and class of shares of Stock then covered by such Option, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall be party to a merger or consolidation in which (A) the Company is not the surviving entity, or (B) the Company survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company, or (C) the Company survives but the Stock is exchanged or converted into any securities or property, (ii) the Company sells, leases or exchanges or agrees to





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sell, lease or exchange all or substantially all of its assets to any person or entity (other than a wholly-owned subsidiary of the Company) or (iii) the Company is to be dissolved and liquidated (each such event is referred to herein as a "Corporate Change"), then effective as of the earlier of (1) the date of approval by the shareholders of the Company of such Corporate Change or
(2) the date of such Corporate Change, (A) in the event of any such merger or consolidation and upon any exercise of any outstanding Option, the optionee shall be entitled to purchase, in lieu of the number of shares of Stock as to which such Option shall then be exercisable, the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation the optionee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable, and (B) in the event of any such sale, lease or exchange of assets or dissolution, all outstanding Options shall be fully vested and each optionee shall surrender his or her Options to the Company and the Company shall cancel such Options and pay to each optionee an amount of cash per share equal to the excess of the per share price offered to shareholders of the Company in any such sale, lease or exchange of assets or dissolution transaction for the shares subject to such Options over the exercise price(s) under such Options for such shares.

         (d) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

         (e) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                  VIII.  AMENDMENT OR TERMINATION OF THE PLAN

         The Board in its discretion may terminate the Plan at any time with respect to any shares for which Stock Awards or Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; and provided, further, that no change in any Option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, increase the number of shares subject to each Option or Stock Award, change the schedule of the grants, extend the term of the Options, change the class of individuals eligible to receive Options or Stock Awards under the Plan or extend the term of the Plan, without the approval of the shareholders of the Company.





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                              IX.  SECURITIES LAWS

         (a) The Company shall not be obligated to issue any Stock pursuant to any Option or Stock Award granted under the Plan at any time when the offering of the shares covered by such Option or Stock Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

         (b) It is intended that the Plan and any grant of an Option or Stock Award made to a person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act") meet all of the requirements of Rule 16b- 3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the 1934 Act. If any provision of the Plan or any such Option or Stock Award would disqualify the Plan or such Option or Stock Award under, or would otherwise not comply with, Rule 16b-3, such provision or Option or Stock Award shall be construed or deemed amended to conform to Rule 16b-3.

                                 X. WITHHOLDING

         The Company shall have the right to withhold from any Stock issuance under the Plan or to collect as a condition of such issuance, any taxes required by law to be withheld.





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